Exhibit 32.1

Written Statement of the Chief Executive Officer

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Chief Executive Officer of HCI Group, Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2021 as filed with the Securities and Exchange Commission on November 9, 2021 (the “Report”), fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Paresh Patel
Paresh Patel
Chief Executive Officer
November 9, 2021

A signed original of this document has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.